Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

AGREEMENT

This Agreement dated as of September 29, 2022 (the “Agreement”) is entered into by and among InjectEZ, LLC, a South Carolina limited liability company, having an address of 4838 12th Street Extension, West Columbia, SC 29172 (“InjectEZ”), Nephron Pharmaceuticals Corporation, a Florida corporation, having an address of 4500 12th Street Extension, West Columbia, SC 29172 (“NPC”), Nephron SC, Inc., a South Carolina limited liability company, having an address of 4500 12th Street Extension, West Columbia, SC 29172 (“NSC”), Nephron Sterile Compounding Center LLC, a South Carolina limited liability company, having an address of 4500 12th Street Extension, West Columbia, SC 29172 (“Sterile”) (NPC, NSC, and Sterile are sometimes collectively referred to as “Nephron”) and Sharps Technology, Inc., a Nevada corporation, having an address of 105 Maxess Road, Suite 124, Melville, NY 11747 (“Sharps”).

Preliminary Statement

InjectEZ is an affiliate of Nephron which desires to engage in the business of manufacturing and selling pre-fillable syringe formats. Nephron is in the business of manufacturing and compounding pharmaceuticals products and utilizes syringes extensively in that process. Nephron desires to purchase and InjectEZ intends to sell to Nephron all such syringes as Nephron may require. Sharps is in the business of developing, marketing and selling pre-fillable syringe formats and possesses extensive manufacturing expertise and know-how in this line of manufacturing and business. InjectEZ desires to obtain from Sharps and Sharps is willing to provide to InjectEZ technical advice and assistance in connection with InjectEZ’s startup and commencement of its manufacturing processes. Sharps also desires to purchase from InjectEZ and InjectEZ desires to sell Sharps certain quantities of syringes as Sharps may order or require. Lastly, Sharps and Nephron desire to collaborate on certain related business endeavors.

NOW, therefore, in consideration of the material covenants contained herein and other good and valuable consideration, the receipt and adequacy of which the parties hereby acknowledge, the parties agree as follows:

1. Nephron MSA. Promptly following the execution of this Agreement, InjectEZ, NSC and Sterile will enter into a manufacturing and supply agreement regarding the manufacture of and purchase of pre-fillable syringes in form and content agreed to by the parties thereto (the “Nephron MSA”).

2. Sharps MSA. Promptly following the execution of this Agreement, InjectEZ and Sharps will enter into a manufacturing and supply agreement regarding the manufacture of and purchase of pre-fillable syringes in form and content agreed to by the parties thereto (the “Sharps MSA”).

3. Sharps Assistance to InjectEZ. In connection with InjectEZ’s startup and commencement of syringe manufacturing, Sharps will provide technical advice and assistance, as needed and requested by InjectEZ, to include all aspects of the manufacturing process, equipment installation and needs, personnel and related topics. Sharps will also assist with identifying to InjectEZ key personnel that should be hired by InjectEZ. InjectEZ and Sharps will mutually agree on the terms and provisions of any compensation due Sharps for Sharps’ technical advice and assistance to include the reimbursement of all Sharps’ out of pocket expenses incurred in connection with the same.

4. Product Development, Manufacturing Sales. Sharps intends to develop, market and commercialize at market prices Sharps pre-fillable syringe products together with all syringes manufactured by InjectEZ pursuant to the terms of the Nephron MSA but in excess of those purchased by Nephron (the “Sharps Products”). The Sharps Products will be manufactured by InjectEZ with support from Sharps pursuant to the terms of the Sharps MSA (except those manufactured under the Nephron MSA). InjectEZ intends to manufacture the Sharps Products in a sufficient volume to satisfy the requirements of Sharps, but Sharps acknowledges that such volume will be subject to (i) the volume requirements demanded by Nephron pursuant to the terms of the Nephron MSA; and (ii) the manufacturing capacity of InjectEZ. To the extent that additional InjectEZ manufacturing capacity is required for Sharps Products, InjectEZ, Nephron and Sharps will consider building an additional facility and / or an expansion of the InjectEZ building. The terms and conditions of any such expansion are subject to the parties reaching an agreement regarding the same.

5. New Product Development by Sharps. Sharps intends to initiate development of new syringe products that can be sold to Nephron that will be utilized to support new business development programs. It is anticipated that these new Sharps products will be manufactured by InjectEZ with support from Sharps and sold to Nephron or sold in the marketplace by Sharps, at market pricing. Sharps and InjectEZ will share equally in all profits derived from the sale of syringes manufactured by InjectEZ, in excess of those syringes purchased by Nephron. In the event that the Sharps’ Products are not manufactured by Inject EZ, there shall be no splitting of profits. Example: [**]

6. Joint Collaboration on a Pharma Services Program (“PSP”). Sharps and Nephron will jointly collaborate on developing a PSP with the primary purpose of which would be to develop new business development programs for both Nephron and Sharps (“New Products”). Under such a collaborative arrangement, (i) Nephron would obtain filling and finishing and final sale of New Products identified/developed with Sharps; and (ii) Sharps would obtain packaging/drug delivery sales to Nephron for such New Products. Nephron acknowledges that it would be required to pay Sharps market pricing for New Products packaging provided under subparagraph (ii) above. In connection with any and all New Products that are brought to Nephron by Sharps (a) through Sharps industry contacts and relationships which New Products will be priced at Market Price; or (b) which require direct support from Sharps for development, Sharps would receive from Nephron compensation in the form of a consulting fee or a percentage of New Product revenue together with the option to provide packaging for the New Products (“Sharps New Products Compensation”). The terms and provisions of Sharps New Products Compensation will be mutually agreed upon by Sharps and Nephron, in writing, as and when New Products are identified. In connection with Sharps assistance with New Products development, Nephron will also provide Sharps access to Nephron’s support services and laboratories on terms and conditions mutually agreed by and between Nephron and Sharps.

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7. Nephron’s Assistance with the Distribution and Sales of Sharps Smart Safety Syringes (“SSS”) and other Sharps Products. On a timeline yet to be determined, Nephron agrees to utilize, at Sharp’s expense, Nephron’s third-party logistics providers for the purpose of distributing SSS to Nephron’s healthcare customers and to assist Sharps in obtaining qualifications of SSS within Nephron’s healthcare customer network. Additionally, Nephron would help co-market with Sharps, SSS and other Sharps Products and to allow Sharps Products to be listed on Nephron’s electronic sales portal. Sharps would utilize Nephron’s sales force to support initial product introductions for additional Sharps’ products to Nephron’s selected healthcare customers. All Sharps’ product support would be performed by Sharps.

8. Term. The Term of this Agreement shall continue from the first date written above for a period of four (4) years (the “Term”). The Term of this Agreement shall be automatically renewed for successive one (1) year periods, unless any party hereto shall provide written notice of its intention not to renew the Term, which notice must be given at least one hundred eighty (180) days prior to the date this Agreement would otherwise terminate.

9. Default.

a) Monetary. If any party fails to pay any amount due under the Sharps MSA or any other agreement by and among the parties hereto (excluding the Nephron MSA) (the “Defaulting Party”), the non-defaulting party may give the Defaulting Party ten (10) business days Notice of such default. If the Defaulting Party does not cure such default within the ten (10) business days, the non-defaulting party may terminate this Agreement with such termination being effective immediately.

b) Non-Monetary. If any party to this agreement shall default in the performance of any non-monetary term, covenant or condition of this Agreement, the Sharps MSA or, any other agreement by and among the parties hereto (excluding the Nephron MSA) (the “NM Defaulting Party”), the non-defaulting party may give the NM Defaulting Party Notice of such default. If the NM Defaulting Party fails to cure the default within thirty (30) days after receive of the default Notice, or if the default is of a character as to require more than thirty (30) days to cure and the NM Defaulting Party fails to commence to cure within thirty (30) days after receipt of the default Notice and thereafter to diligently proceed to cure such default, then the non-defaulting party may terminate this Agreement with such termination to be effective immediately.

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c) Change of Control.

i. If William P. Kennedy and/or Lou Wood Kennedy ever cease to own and control, directly or indirectly, at least fifty-one (51%) percent of the ownership interest in InjectEZ or Nephron, Sharps may renegotiate the contract and/or terminate this Agreement with the new partner.

ii. If Robert M. Hayes ever ceases to be employed by Sharps, InjectEZ or Nephron may renegotiate the contract and/or terminate this Agreement with the new partner.

10. Miscellaneous.

a) Relationship of the Parties. The relationship between InjectEZ, Nephron and Sharps is solely that of independent contracting parties. Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, employment or fiduciary relationship between the parties. No party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

b) Entire Agreement. This Agreement, including and together with the Sharps MSA and Nephron MSA and any related exhibits and schedules, constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

c) Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other party at its address set forth below (or to such other address that the receiving party may designate from time to time in accordance with this Section). All Notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Notwithstanding the foregoing, notice by facsimile or e-mail (with confirmation of transmission) will satisfy the requirements of this Section. Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving party, and (b) if the party giving the Notice has complied with the requirements of this Section.

Notice to Nephron:	Nephron SC, Inc. 4500 12TH Street Extension West Columbia, SC 29172 E-mail: lkennedy@nephronpharm.com Attention: Lou Wood Kennedy

Notice to InjectEZ:	INJECTEZ LLC 4838 12th Street Extension West Columbia, SC 29172 E-mail: jmergo@nephronpharm.com Attention: Joseph G. “Joe” Mergo, III

Notice to Sharps:

SHARP’S TECHNOLOGY

105 Maxess Road, Suite 124

Melville, NY 11747

E-mail: roberth@sharpstechnology.com
Attention: Robert M. Hayes, CEO/President and Alan Blackman, Co-Chairman email alanb@sharpstechnology.com

With a copy to:	Sichenzia Ross Ference LLP c/o Arthur Marcus 1185 Avenue of Americas, 31st Floor New York, NY 10036 E-mail: amarcus@srf.law

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d) Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, schedules, attachments and appendices mean the sections of, and exhibits, schedules, attachments and appendices attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

e) Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

f) Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

g) Amendment and Modification. No amendment to or rescission, termination or discharge of this Agreement is effective unless it is in writing, identified as an amendment to or rescission, termination or discharge of this Agreement and signed by an authorized representative of each party.

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h) Waiver.

i. No waiver under this Agreement is effective unless it is in writing, identified as a waiver to this Agreement and signed by an authorized representative of the party waiving its right.

ii. Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion.

iii. None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege or condition arising from this Agreement:

1. any failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Agreement; or

2. any act, omission or course of dealing between the parties.

i) Assignment. A party hereto may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of other parties. Any party may assign any of its rights or delegate any of its obligations to any affiliate or to any third party acquiring all or substantially all of a party’s assets. Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation relieves the assigning or delegating party of any of its obligations under this Agreement.

j) Successors and Assigns. This Agreement is binding on and inures to the benefit of the parties and their respective permitted successors and permitted assigns.

k) No Third-Party Beneficiaries. This Agreement benefits solely the parties to this Agreement and their respective permitted successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

l) Governing Law. This Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the Laws of the State of South Carolina, United States of America, without regard to the conflict of laws provisions thereof. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

m) Choice of Forum. Each party irrevocably and unconditionally agrees that it shall not commence any action, litigation or proceeding of any kind whatsoever against the other party in any way arising from or relating to this Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all contemplated transactions, including contract, equity, tort, fraud and statutory claims, in any forum other than the Federal District Court for the District of South Carolina or, if such court does not have subject matter jurisdiction, the courts of the State of South Carolina sitting in Lexington County, South Carolina, and any appellate court from any thereof. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation or proceeding only in Federal District Court for the District of South Carolina or, if such court does not have subject matter jurisdiction, the courts of the State of South Carolina sitting in Lexington County, South Carolina. Each party agrees that a final judgment in any such action, litigation or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

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n) Waiver of Jury Trial. Each party acknowledges and agrees that any controversy that may arise under this Agreement, including any exhibits, schedules, attachments and appendices attached to this Agreement, is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, including any exhibits, schedules, attachments and appendices attached to this Agreement, or the transactions contemplated hereby. Each party certifies and acknowledges that (a) no representative of the other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

o) Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement, if the party sending such facsimile, e-mail or other means of electronic transmission has received express confirmation that the recipient party received the Agreement (not merely an electronic facsimile confirmation or automatic e-mail reply).

p) No Public Announcements or Trademark Use. Unless expressly permitted under this Agreement, neither party shall either:

i. make any statement (whether oral or in writing) in any press release, external advertising, marketing or promotion materials regarding the subject matter of this Agreement, the other party or its business unless:

1. it has received the express written consent of the other party, or

2. it is required to do so by Law or under the rules of any stock exchange to which it is subject.

ii. use the other party’s trademarks, service marks, trade names, logos, symbols or brand names, in each case, without the prior written consent of the other party, which shall not be unreasonably withheld or delayed.

[signature page(s) to follow)

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

INJECTEZ LLC		NEPHRON SC, INC.

By	/s/ Lou W. Kennedy	By	/s/ Lou Wood Kennedy
Name:	Lou W. Kennedy	Name:	Lou Wood Kennedy
Title:	Manager	Title:	CEO/President

NEPHRON PHARMACEUTICALS CORPORATION

By	/s/ William P. Kennedy	By	/s/ Lou Wood Kennedy
Name:	William P. Kennedy	Name:	Lou Wood Kennedy
Title:	Manager	Title:	CEO/President

NEPHRON STERILE COMPOUNDING CENTER LLC

		By:	NEPHRON SC, INC.,
its Sole Member

		By:	/s/ Lou Wood Kennedy
		Name:	Lou Wood Kennedy
		Title:	CEO/President

SHARPS TECHNOLOGY, INC.

		By	/s/ Robert M. Hayes
		Name:	Robert M. Hayes
		Title:	CEO/President

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